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       COX COMMUNICATIONS, INC                                      Exhibit 12.1

STATEMENT SETTING FORTH COMPUTATION OF
  RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                          YEAR ENDED DECEMBER 31
                                                                            2004        2003        2002       2001        2000
                                                                          --------------------------------------------------------
                                                                                (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest         $(1,160.4)  $ (123.6)   $ (216.9)   $134.2     $1,999.7
Income tax expense (benefit)                                                 (916.5)     (68.3)     (113.0)    108.9        879.7
Fixed Charges (see below), excluding capitalized interest                     467.9      502.8       631.5     671.8        662.7
                                                                          --------- ---------------------------------------------
     Total                                                                $(1,609.0)  $  310.9    $  301.6    $914.9     $3,542.1
                                                                          ========= =============================================

Fixed charges:
Interest expense                                                           $  429.1   $  467.8    $  549.9    $565.9     $  550.8
Minority interest expense (pre tax)                                             0.0        0.0        51.5      80.6         91.4
Capitalized interest                                                            0.0        0.0         0.0       0.0          0.0
Interest component of rentals charged to income                                38.8       35.0        30.1      25.3         20.5
                                                                          --------- ---------------------------------------------
     Total fixed charges including capitalized interest                    $  467.9   $  502.8    $  631.5    $671.8     $  662.7
                                                                          ========= =============================================

Ratio of earnings to fixed charges                                             (3.4)       0.6         0.5       1.4          5.3
                                                                          ========= =============================================

Excess of fixed charges over earnings                                     $(2,076.9)  $ (191.9)   $ (329.9)        -            -

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